Exhibit 99.1

Interlink Electronics Reports Second Quarter 2023 Results

Net income rose 240% from year ago quarter on acquisitions and organic growth

August 10, 2023 6:00 AM PDT

IRVINE, CA – (Business Wire) – Interlink Electronics, Inc. (NASDAQ: LINK), a world-leading provider of sensors and printed electronic solutions that support a wide range of applications, including Human-Machine Interface (“HMI”) devices and IoT solutions, today announced its financial results for the three- and six-month periods ended June 30, 2023.

Revenue for the quarter was approximately $4.05 million, up 98% from the prior year period due to revenues from the gas-sensor and membrane keypads operations acquired in December 2022 and March 2023, in addition to increased sales of the company’s traditional force-sensor products. This in turn drove a 116% increase in the Company’s gross profit to approximately $2.06 million and a 240% increase in net income to $381,000.

The following table sets forth the consolidated financial highlights.

Consolidated Financial Highlights

(Amounts in thousands except per share data and percentages)

	Three Months Ended June 30,				Six Months Ended June 30,
Consolidated Financial Results	2023	2022	$ ∆	% ∆	2023	2022	$ ∆	% ∆
Revenue	$4,049	$2,040	$2,009	98.5%	$7,327	$4,031	$3,296	81.8%
Gross profit	$2,061	$952	$1,109	116.5%	$3,648	$2,193	$1,455	66.3%
Gross margin	50.9%	46.7%			49.8%	54.4%
Income (loss) from operations	$406	$(151)	$557		$233	$(133)	$366
Net income	$381	$112	$269		$190	$254	$(64)
Net income (loss) applicable to common stockholders	$281	$12	$269		$(10)	$54	$(64)
Earnings (loss) per common share – diluted	$0.04	$0.00	$0.04		$0.00	$0.01	$(0.01)

•	Revenue nearly doubled to $4.05 million in the second quarter of 2023 compared to the prior year period, and increased 82% to $7.33 million for the six-month period. This was due primarily to the inclusion of revenues from our Gas and Environmental Sensors division (the SPEC Sensors/KWJ Engineering electrochemical gas sensor businesses that were acquired in December 2022) and, for the three-month period, from the Calman Technology Limited membrane keypad and printed electronics operations acquired in March 2023. The increase was also attributable to an exceptional quarter the Company experienced in its force-sensor resistor business due to an increase in shipments to our medical market customers, reflecting the easing of pandemic restrictions that previously delayed installations of their products in hospitals settings.

•	Gross profit for the quarter more than doubled to $2.06 million compared to the year ago quarter due mostly to our increased revenues and also to an increase in gross margin percentage to 51% from 47%. For the six-month period, gross profit was $3.65 million, up 66% from the prior year period due primarily to the effect of higher revenues, offset in part by a decline in gross margin percentage from 54% to 50%. The increase in gross margin percentage for the three-month period was due to lower materials and components costs on certain orders and favorable changes in product and customer mix, reversing the trend from the previous quarter that led to the decline for the six-month period ended June 30, 2023.

•	Net income for the quarter was $381,000, up 240% from the $112,000 recorded for the prior year period as the increase in gross profit more than offset higher selling, general and administrative expenses attributable to increased headcount as a result of the SPEC/KWJ and Calman acquisitions and additional legal and professional fees related to the acquisitions. For the six months, net income fell from $254,000 to $190,000 on higher selling, general and administrative expenses and research and development costs attributable to the Gas and Environmental Sensors division, with the Calman acquisition only closing late in the first quarter.

•	Net income applicable to common stockholders increased to $281,000 ($0.04 per share) for the quarter from $12,000 ($0 per share) in the prior year period, but declined to a loss of $10,000 ($0 per share) for the six months from income of $54,000 ($0.01 per share) in the prior year period.

•	The Company ended the quarter with $5.1 million of cash and cash equivalents.

“This quarter is the first period in which we have included full results from both the Gas and Environmental Sensors division and Calman, and these results reinforce our belief in the significant growth potential for those operations,” said Steven N. Bronson, Chairman, President, and CEO of Interlink Electronics. “At the same time, we saw an exceptional quarter in our traditional force-sensor resistor and human-machine interface markets, and we continue to invest in exploring new markets and acquisition opportunities.”

About Interlink Electronics, Inc.

Interlink Electronics is a world-leading provider of sensors and printed electronic solutions that support a wide range of applications, including Human-Machine Interface (“HMI”) devices and IoT solutions, utilizing our expertise in materials science, manufacturing, firmware and software to produce in-house system solutions for custom specifications. We have a proven track record of supplying mission-critical technological solutions in diverse markets including medical devices, automotive, gas detection and environmental quality monitoring, oil and gas and general industrial, and consumer electronics, providing standard and custom-designed sensors that provide the flexibility and functionality needed for today's sophisticated applications.

The Company’s products and solutions currently focus on three main fields:

•	For nearly 40 years, the Company has led the printed electronics industry in commercializing its patented Force Sensing Resistor® technology, which offers pressure and position sensing and rugged capabilities in a very wide range of temperatures. Our piezoelectric film sensors offer strain, bend and vibration sensing and can be used on curved surfaces, while our advanced matrix sensor solutions offer multiple touch capabilities. We supply some of the world's top electronics manufacturers with intuitive sensor and interface technologies for use in advanced applications such as medical robotics and vehicle collision detection.

•	Our Gas and Environmental Sensors division has over 25 years of experience in cutting-edge design and manufacture of electrochemical gas-sensing technology for industry, community, health and home. We provide advanced sensor solutions, precision sensing instruments, and custom engineering services for detecting gases such as carbon monoxide, ozone, hydrogen, NOX gases and ammonia, for transdermal alcohol detection and for air quality monitoring. Our innovative printed sensor design enables high-sensitivity, low-power and cost-effective solutions for broad adoption in the rapidly growing IOT market.

•	Our Calman Technology subsidiary brings over 25 years of experience in the design and manufacture of membrane keypads, graphic overlays and industrial label products. We offer IP-rated digital and hybrid printed devices featuring integrated backlighting and shielding and printed electronics with advanced materials ink printing. Calman has customers in fields such as medical devices and defense technologies and gives the Company a base in Europe.

We serve our international customer base from our corporate headquarters in Irvine, California; our Global Product Development and Materials Science Center and distribution and logistics center in Camarillo, California; our advanced printed-electronics manufacturing facilities in Shenzhen, China, and Irvine, Scotland; and our proprietary gas-sensor production and product development facility in Newark, California.

For more information, please visit InterlinkElectronics.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements in this press include statements about our acquisition program, our projected revenue and earnings growth, and the effects of recent acquisitions, including contributions to our products, manufacturing operations and the markets we serve. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the company’s forward-looking statements include, among other things, the following: our success in predicting new markets and the acceptance of our new products; efficient management of our infrastructure; the pace of technological developments and industry standards evolution and their effect on our target product and market choices; the effect of outsourcing technology development; changes in the ordering patterns of our customers; a decrease in the quality and/or reliability of our products; protection of our proprietary intellectual property; competition by alternative sophisticated as well as generic products; continued availability of raw materials for our products at competitive prices; disruptions in our manufacturing facilities; risks of international sales and operations including fluctuations in exchange rates; compliance with regulatory requirements applicable to our manufacturing operations; and customer concentrations. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Interlink Electronics, Inc.

IR@iefsr.com

Steven N. Bronson, CEO

805-623-4184

INTERLINK ELECTRONICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
	2023	2022

	(in thousands, except par value)
ASSETS
Current assets
Cash and cash equivalents	$5,106	$10,091
Accounts receivable, net	2,147	1,178
Inventories	2,940	2,112
Prepaid expenses and other current assets	252	321
Total current assets	10,445	13,702
Property, plant and equipment, net	337	184
Intangible assets, net	324	76
Goodwill	4,545	650
Right-of-use assets	225	172
Deferred tax assets	129	134
Other assets	74	65
Total assets	$16,079	$14,983

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,090	$273
Accrued liabilities	476	568
Lease liabilities, current	157	131
Accrued income taxes	423	117
Total current liabilities	2,146	1,089

Long-term liabilities
Lease liabilities, long term	77	46
Total long-term liabilities	77	46
Total liabilities	2,223	1,135

Stockholders’ equity
Preferred stock ($5.0 million liquidation preference)	2	2
Common stock	7	7
Additional paid-in-capital	62,440	62,617
Accumulated other comprehensive income (loss)	97	(98)
Accumulated deficit	(48,690)	(48,680)
Total stockholders’ equity	13,856	13,848
Total liabilities and stockholders’ equity	$16,079	$14,983

INTERLINK ELECTRONICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

	(in thousands, except per share data)
Revenue, net	$4,049	$2,040	$7,327	$4,031
Cost of revenue	1,988	1,088	3,679	1,838
Gross profit	2,061	952	3,648	2,193
Operating expenses:
Engineering, research and development	650	330	1,177	593
Selling, general and administrative	1,005	773	2,238	1,733
Total operating expenses	1,655	1,103	3,415	2,326
Income (loss) from operations	406	(151)	233	(133)
Other income (expense):
Other income (expense), net	64	342	128	497
Income before income taxes	470	191	361	364
Income tax expense	89	79	171	110
Net income	$381	$112	$190	$254

Net income (loss) applicable to common stockholders	$281	$12	$(10)	$54
Earnings (loss) per common share – basic and diluted	$0.04	$0.00	$0.00	$0.01
Weighted average common shares outstanding – basic and diluted	6,600	6,602	6,610	6,602